Exhibit 3.19

Filed
Date Filed: 12/12/2006
Business ID: 568815
William M. Gardner
Secretary of State
State of New Hampshire

Fee for Form SRA:	$ 50.00	Form No. LLC 1
Filing fee:	$ 50.00	RSA 304-C:12
Total fees	$100.00
Use black print or type.
Form must be single-sided, on 8½” x 11” paper;
double sided copies will not be accepted.
CERTIFICATE OF FORMATION
NEW HAMPSHIRE LIMITED LIABILITY COMPANY
THE UNDERSIGNED, UNDER THE NEW HAMPSHIRE LIMITED LIABILITY COMPANY LAWS SUBMITS THE FOLLOWING CERTIFICATE OF FORMATION:
FIRST: The name of the limited liability company is Aurora New Hampshire, LLC

.
SECOND: The nature of the primary business or purposes are
The purpose for which the limited liability company is formed is to engage in any activity within the purposes for which a limited liability company may be formed under the New Hampshire Statutes, including to engage in management and operation of clinical laboratories.
THIRD: The name of the limited liability company’s registered agent is C T Corporation System and the street address, town/city (including zip code and post office box, if any) of its registered office is (agent’s business address) 9 Capitol Street, Concord, N.H. 03301
 .
FOURTH: The latest date on which the limited liability company is to dissolve is perpetual.
FIFTH: The management of the limited liability company is NOT vested in a manager or managers.
Dated 12/08, 2006

*Signature:	/s/ James C. New

Print or type name:	Aurora Diagnostics, LLC, Member

Title:	By: James C. New, CEO

(Enter “manager” or “member”)
manager; if no manager, must be signed by a member. ion will be publicly available for inspection, physically, electronically or in other media.
3/06
LLC 1 V.1.0